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                                                                    EXHIBIT 99.1


MEDIA RELATIONS CONTACT:                     INVESTOR RELATIONS CONTACT:

MeeLin Nakata                                Larry De'Ath
Peregrine Systems, Inc.                      Peregrine Systems, Inc.
(858) 720-5609                               (301) 581-2596
meelin.nakata@peregrine.com                  larry.deAth@peregrine.com


FOR IMMEDIATE RELEASE

Peregrine Systems(R) Files Amended Plan of Reorganization and
Disclosure Statement

- Repayment Options Added For Certain Classes Of Creditors
- Shareholders Would Retain Interest In Reorganized Company
- Trust Would Be Established To Evaluate And Oversee Certain Claims


SAN DIEGO, MARCH 31, 2003 - Peregrine Systems, Inc. (OTC: PRGNQ), a global provider of consolidated asset and service management software, announced today that it has filed an amended Plan of Reorganization and Disclosure Statement with the U.S. Bankruptcy Court for the District of Delaware in Wilmington. The amended Plan would offer new payment options to bondholders and other unsecured creditors, preserve an interest in the reorganized company for existing shareholders, and establish an independent trust to evaluate and oversee any potential claims, against former directors, officers and professional organizations that represented Peregrine in the past.

"The amended Plan represents real and substantial progress in our commitment to develop a reorganization plan that is acceptable to all of our stakeholders," said Gary Greenfield, Peregrine's CEO. "Peregrine's value clearly supports repayments to our creditors and return of value to shareholders. The new plan would give bondholders and other unsecured creditors the flexibility to accelerate cash repayment. And it also would preserve an interest for shareholders. We believe the amended Plan can serve as the cornerstone of Peregrine's successful reorganization."

Major creditors that account for approximately $130 million in secured and unsecured debt have indicated they support Peregrine's effort to seek confirmation of the amended Plan. These creditors include Kilroy Realty, L.P.; Motive Communications; and the Secured Purchaser Banks. In addition, the Official Equity Committee also indicated its intent to support the amended Plan. The Official Committee of Unsecured Creditors does not support the Plan at this time and may not elect to do so.

The original Plan of Reorganization and Disclosure Statement were filed within the 120-day period in which Peregrine has the exclusive right to file a plan. The court has scheduled a hearing on April 1 to hear a Creditors Committee motion to terminate Peregrine's right to exclusivity. In a supplemental brief filed today with the court, Peregrine maintained that no cause exists for terminating exclusivity and that it has made substantial progress toward development of a consensual Plan. The brief also references testimony regarding the company's current and future value, which was offered earlier by a financial expert for the Creditors Committee and supports a return to equity holders under the Plan.
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The court has set May 20 as the date of the hearing for considering approval of the Disclosure Statement. If the court approves the amended Disclosure Statement, it will be sent to creditors and equity holders to the extent that their claims or interests are impaired under the amended plan. Following approval of the Disclosure Statement, the company will commence solicitation of votes for confirmation of the Plan by unimpaired creditors and equity interests.

AMENDED PLAN OF REORGANIZATION

The amended Plan differs from the original plan filed on Jan. 20 in key respects, including:

- Bondholders - The amended Plan allows holders of the company's Convertible Subordinated Notes to elect one of two options for repayment. The original Plan provided for full reinstatement of the $270 million in Convertible Subordinated Notes issued in the year 2000 under their original terms at 5 1/2 percent interest with principle due in 2007. The amended Plan would give holders the option to elect a 30 percent cash distribution on the date the Plan is approved, a new note equal to 20 percent of their claims and the balance in common stock based on a pro rata share of up to 34 percent of the common stock of the reorganized company.

- General Expense Claims - The revised Plan provides two options for repayment to Kilroy Realty and other unsecured creditors in this category, which includes trade debt. These creditors could choose to be repaid 60 percent of their claims in cash immediately on approval of the amended Plan, and 10 percent of their claims in equal annual installments over four years. The second option provides for full repayment of claims in five equal payments over the next four years, as proposed in the original Plan. Kilroy Realty, which has claims arising from Peregrine's rejection of three leases, anticipated rejection of one additional lease, and the anticipated modification of a fifth lease at the San Diego, Calif. headquarters site, has indicated it supports Peregrine's effort to seek confirmation of the revised Plan. Its claim of approximately $30 million represents about 50 percent of estimated claims in this category.

- Secured Purchaser Banks - These claims have been amended to provide for a discounted payoff of those claims on the date that the amended Plan becomes effective. The banks have indicated their intent to support the amended Plan. The banks collectively hold claims totaling approximately $80 million.

- Litigation Trust - The amended Plan also would provide for an independent litigation trust with funding from Peregrine of up to $5 million. Any potential claims against former directors, officers or professional firms formally engaged by Peregrine would be transferred to the trust, which would be charged with evaluating the merits of the claims and supervising their prosecution, if prosecution is appropriate. Proceeds generated by any such litigation would go to pay the fees and expenses of the trust itself, then to pay off Plan debt and finally to the company.

- Shareholders - Up to 10 percent of the common stock of the reorganized company would be available to settle shareholder lawsuits. Bondholders could be issued up to 34 percent of the stock of the reorganized company, depending on which payment option they elect. Holders of existing common stock, or common stock options or warrants or other rights, would receive the balance of the reissued stock. A 1 for 10 reverse stock split is also proposed.


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Peregrine filed a voluntary Chapter 11 petition on Sept. 22, 2002 after accounting irregularities came to light, requiring a restatement of 11 quarters. It filed its original Plan of Reorganization on Jan. 20. Last month, the company filed audited financial results for fiscal years 2002, 2001 and 2000 with the Delaware court and the Securities and Exchange Commission (SEC) on Form 8K.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements about Peregrine Systems' business and financial condition and its proposed Plan of Reorganization under Chapter 11 of the Bankruptcy Code. These statements are based on management's beliefs and certain assumptions, estimates, and projections. As a result, they are subject to numerous risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements. Although the company is not able to predict all of the factors that may affect whether the Plan will be confirmed and become effective, some of the factors that could affect the outcome materially include the following:

- The Plan and Disclosure Statement have not been approved by the bankruptcy court, and they may be materially modified before approval. The Plan is not supported by the Creditors Committee at this time. The Creditors Committee has filed a motion to terminate the company's exclusive period for obtaining Plan approval. If the exclusivity period is terminated or expires before the Plan is approved, the Creditors Committee or other interested parties may propose competing plans.

- Budgets, projections and other financial information included in the Disclosure Statement, once approved by the bankruptcy court, are intended to provide creditors and other interested parties adequate information for considering and voting on the Plan. The information is not intended to be used for other purposes. The Disclosure Statement has not been and will not be reviewed or approved by the SEC.

-     This release is not intended as a solicitation for a vote on the Plan.

- The company recently filed with the bankruptcy court and, on Form 8-K, with the SEC financial results for fiscal years 2002, 2001 and 2000. The results restated previously reported results for the first three quarters of fiscal 2002 and all of fiscal years 2001 and 2000. The company has not published restated quarterly results for quarters within the restatement period or issued quarterly results for quarters subsequent to the restatement period (i.e., for the quarters ended March 31, 2002, June 30, 2002, Sept. 31, 2002, and Dec. 31, 2002). The company has not filed with the SEC amended Form 10-Q reports or Form 10-K reports for periods covered by the restatement, and it has not filed a Form 10-K for the period ended March 31, 2002, or a Form 10-Q report for any subsequent quarter.

- Since the announcement of the company's internal investigation into accounting irregularities and pending restatement, the company has been served with numerous shareholder lawsuits and the company's accounting practices continue to be investigated by the SEC and the Department of Justice. These lawsuits and investigations are ongoing and the company can provide no assurance when they will be completed or their impact on the company, its financial condition, results of operations and liquidity.

Uncertainty arising from the company's bankruptcy filing, the company's financial results and condition and the restatement could cause customers to cancel, delay, or defer purchases of its products. Continuing to address these internal accounting issues, the bankruptcy reorganization process and the pending litigation and investigations will require substantial management time and attention, which may impair the company's relationships with customers and result in substantial expense. As a result, the company's financial results may be adversely affected in future periods.


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Peregrine does not undertake any duty to update forward-looking statements.
Additional risk factors are contained in the company's amended Disclosure Statement, which will be filed on form 8-K with the SEC shortly and is available through the bankruptcy court. For more information about the risks and uncertainties facing Peregrine's business, please refer to the matters discussed in the company's recent Form 8-K filings and the discussion under the caption "Factors that may affect our future operating results" in the Form 10-K and Forms 10-Q filed with the SEC.

ABOUT PEREGRINE SYSTEMS

Founded in 1981, Peregrine Systems develops and sells application software to help large global organizations manage and protect their technology resources. With a heritage of innovation and market leadership in consolidated asset, service and change management software, the company's flagship offerings include ServiceCenter(R) and AssetCenter(R), complemented by employee self service, automation and integration functionality. Headquartered in San Diego, Calif., Peregrine's solutions facilitate the automation of business processes, resulting in increased productivity, reduced costs and accelerated return on investment for its more than 3,500 customers worldwide. More information about Peregrine is available at http://www.peregrine.com.

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